Exhibit 99.1

Summit Midstream Partners, LP to Acquire Summit Midstream Partners, LLC, the Owner of its General Partner, in Transformational Simplification Transaction; Suspends Common & Series A Preferred Unit Distributions; Provides Updated 2020 Guidance and Preliminary 1Q 2020 Results; Schedules 1Q 2020 Earnings Call

- SMLP announces transformational acquisition of Summit Midstream Partners, LLC, the private entity that indirectly owns SMLP’s General Partner, for $35 million in cash plus warrants covering 10 million SMLP common units

- Acquisition includes the GP interest, the deferred purchase price obligation receivable owed by SMLP, 51.2 million SMLP common units, including 5.9 million SMLP common units directly owned by ECP, or approximately 54.2% of SMLP’s total outstanding common units, and cash on hand

- In connection with the transaction, ECP will loan $35 million to SMLP pursuant to a first-lien senior secured credit agreement which matures on March 31, 2021 and bears interest at 8.0%, payable at maturity

- A subsidiary of Summit Midstream Partners, LLC will remain liable for a $158.2 million term loan which matures in May 2022, and the term loan will continue to be secured by 34.6 million SMLP common units and the GP interest; the term loan will continue to be non-recourse indebtedness to SMLP and its operating subsidiaries

- SMLP to immediately suspend its common and Series A preferred unit distributions, which collectively account for approximately $76 million of annual cash outflows

- Upon the closing of the transaction, directors affiliated with ECP will resign from the Board and the Board will consist of a majority of independent directors going forward, thereby fully aligning the interests of the Board with SMLP’s public unitholders

- SMLP will amend its partnership agreement in connection with the transaction to provide for the public election of directors on a staggered basis beginning in 2022

- SMLP now expects 2020 adjusted EBITDA to trend to the low-end of our previously stated $260 million to $285 million guidance range and capital expenditures to be reduced by 33% to a new range of $30 million to $50 million

HOUSTON, May 3, 2020 /PRNewswire/ – Summit Midstream Partners, LP (NYSE: SMLP) announced today that it has entered into a definitive agreement with Energy Capital Partners II, LLC (“ECP”) to acquire Summit Midstream Partners, LLC (“Summit Investments”), the privately held company that indirectly owns SMLP’s general partner, Summit Midstream GP, LLC (the “GP”), as well as 5.9 million SMLP common units owned separately by ECP, for $35 million in cash plus warrants covering 10 million SMLP common units (the “GP Buy-in Transaction”). Pursuant to terms of the GP Buy-in Transaction, at closing, ECP will loan the full $35 million of cash proceeds to SMLP under a first-lien senior secured credit agreement which will bear interest at 8.0% per annum and the principal on which will be paid at maturity on March 31, 2021 (the “ECP Loan”). SMLP intends to utilize the proceeds of the ECP Loan to enhance its liquidity position and for general corporate purposes. The acquisition will result in a more simplified corporate structure whereby Summit Investments, and all of its subsidiaries, will become wholly owned subsidiaries of SMLP, and SMLP will be governed by a board consisting of a majority of independent directors.

Summit Investments owns 100% of Summit Midstream Partners Holdings, LLC (“SMP Holdings”) which owns 100% of Summit Midstream GP, LLC, the general partner of SMLP, 45.3 million SMLP common units, cash on hand, and the $180.75 million deferred purchase price obligation (“DPPO”) receivable, all of which will remain outstanding as of the closing. SMP Holdings will continue as the borrower under a $158.2 million term loan which matures in May 2022 and is secured by approximately 34.6 million of the SMLP common units owned by SMP Holdings and the GP interest. The acquired entities will be unrestricted subsidiaries under SMLP’s senior notes indentures, and will not be guarantors or restricted subsidiaries under SMLP’s revolving credit facility. As such, SMLP’s financial performance covenant calculations will not include borrowings under the term loan.

SMLP also announced its intention to immediately suspend its distributions payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units. The suspension of the common and preferred distributions will enable SMLP to retain an incremental approximately $76 million of cash in the business annually, which it intends to use to de-lever the balance sheet, enhance liquidity and increase financial flexibility. The unpaid distributions on the preferred units will continue to accrue.

Upon closing of the GP Buy-in Transaction, all directors affiliated with ECP will resign from the Board of Directors of SMLP’s General Partner (the “Board”). Going forward, the Board will consist of a majority of independent directors, thereby fully aligning the interests of the Board with SMLP’s public unitholders. SMLP will amend its partnership agreement in connection with the GP Buy-in Transaction to provide for the public election of directors on a staggered basis beginning in 2022.

Heath Deneke, President and Chief Executive Officer, commented, “SMLP’s announcement to acquire our general partner interests, place SMLP’s control in the hands of a majority independent board and concurrently suspend our common distributions as well as payment on our preferred distributions sets up SMLP for long-term success. The suspension of approximately $76 million of common distributions and cash payment of our preferred distributions combined with the $35 million loan from ECP enhances SMLP’s near term liquidity position and creates significant financial flexibility to help the business navigate through a turbulent and volatile time for the entire oil and gas industry.”

“The GP Buy-in Transaction enables SMLP to continue to prioritize de-levering the business and improving the balance sheet. We expect to focus our efforts on maximizing internally generated operating cash flow in an effort to reduce outstanding debt and create equity value for our unitholders.”

In connection with the GP Buy-in Transaction, SMLP will issue warrants covering 10,000,000 SMLP common units to ECP that will be exercisable for three years following the closing date. The exercise price will be established at 110% of the 3-day volume-weighted average price prior to the closing date of the GP Buy-In Transaction. The holder of the Series A warrants has the right to require SMLP to settle the warrants in additional SMLP units or cash, subject to SMLP meeting certain leverage metrics. Upon exercise of the warrant, the proceeds to the warrant holder, whether in the form of cash or SMLP units, will be capped at $2.00 per common unit above the exercise price.

SMLP expects the GP Buy-in Transaction to close in the second quarter of 2020, subject to certain closing conditions including finalization of the terms of the ECP Loan agreement.

The GP Buy-in Transaction was unanimously approved by the Conflicts Committee of the Board, which consists entirely of independent directors. The conflicts committee engaged Tudor, Pickering, Holt & Co. as its independent financial advisor and Akin Gump Strauss Hauer & Feld LLP as its legal advisor. SMLP engaged Guggenheim Securities, LLC as its financial advisor and Baker Botts L.L.P. as its legal advisor. ECP engaged Latham & Watkins LLP as its legal advisor.

2020 Financial Guidance Update & Preliminary First Quarter 2020 Financial Results

SMLP announced several updates to its 2020 financial guidance, including a new total capital expenditures range of $30 million to $50 million which, at the midpoint, is down 33% from the original range of $50 million to $70 million. Based on recently updated production forecasts and revised 2020 development plans from our customers, SMLP currently expects 2020 adjusted EBITDA to trend to the low-end of its original $260 million to $285 million guidance range.

Heath Deneke commented, “Over the past several weeks we have collaborated extensively with our customer base regarding reductions and delays to drilling and completion activities in light of the current commodity price backdrop and COVID-19 pandemic. While our original 2020 financial guidance incorporated extensive risking to our customers’ development plans, given further deterioration of market conditions in March and April, we now expect adjusted EBITDA to trend towards the low-end of our original guidance range. This revision incorporates decreased drilling activity and the deferral of well completions from customers and, on a limited scale, temporary production curtailments predominantly in the Williston and DJ segments. Accordingly, we have reduced our original 2020 total capital expenditures guidance by 33% at the midpoint to a new range of $30 million to $50 million. Our new capex guidance continues to include approximately $10 million related to our equity investment in Double E.”

“We are pleased to report that the well completions expected in the first quarter of 2020 for the Utica Shale segment, and incorporated in our original financial guidance, did occur in mid-March 2020 as expected, and initial production rates from these wells exceeded our forecast by more than 15%. Together with additional dry gas well completions behind our TPL-7 Connector in March and April, throughput levels on our Summit Utica gathering system in April averaged more than 400 MMcf/d, which is 57% higher than the 254 MMcf/d that we reported for the fourth quarter of 2019.”

“We expect to report adjusted EBITDA of $65 million to $67 million for the first quarter of 2020, which includes over $1 million of transaction-related expenses during the quarter, including costs related to the GP Buy-in Transaction and other M&A processes we continue to evaluate. SMLP’s net debt (outstanding indebtedness less cash on hand) as of March 31, 2020 was $1.43 billion, which is down 3.0% from $1.47 billion at December 31, 2019. We expect to report a total leverage ratio of approximately 5.05x as of March 31, 2020.”

First Quarter 2020 Earnings Release and Earnings Call Schedule

SMLP also announced today that it will report operating and financial results for the first quarter of 2020 on Friday, May 8, 2020, before the start of trading on the New York Stock Exchange.

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, May 8, 2020, to discuss its quarterly results. Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 49631232. The live or archived webcast of the conference call can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 48.0% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns a 6.3% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us, our subsidiaries, Summit Investments or our Sponsor, including consummation of the GP Buy-in Transaction, are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020, and as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding 2020 financial guidance or financial or operating expectations for 2020, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

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SOURCE Summit Midstream Partners, LP

Blake Motley, Vice President of Strategy and Head of Investor Relations, 832-930-7539, ir@summitmidstream.com